Exhibit 99.1

CommScope Stockholders Approve Proxy Proposals

HICKORY, NC, May 2, 2014— Stockholders of CommScope Holding Company, Inc. (NASDAQ: COMM), a global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks, approved four proxy proposals today at the company’s annual stockholders meeting in New York City.

CommScope stockholders re-elected Frank M. Drendel, Marco De Benedetti and Peter J. Clare as Class I directors for terms ending in 2017 and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2014 fiscal year. In addition, stockholders approved, on an advisory (non-binding) basis, the compensation of CommScope’s named executive officers, and approximately 98% of the votes cast recommended holding stockholder advisory votes on executive compensation every year. In accordance with this recommendation, the Board of Directors decided that CommScope will hold an advisory “say-on-pay” vote every year.

About CommScope

CommScope (www.commscope.com) has played a role in virtually all the world’s best communication networks. We create the infrastructure that connects people and technologies through every evolution. Our portfolio of end-to-end solutions includes critical infrastructure our customers need to build high-performing wired and wireless networks. As much as technology changes, our goal remains the same: to help our customers create, innovate, design, and build faster and better. We’ll never stop connecting and evolving networks for the business of life at home, at work, and on the go.

Investor Contacts: Mark Huegerich, CommScope +1 828-431-2540 Phil Armstrong, CommScope +1 828-323-4848 Source: CommScope	News Media Contact: Rick Aspan, CommScope +1 708-236-6568 publicrelations@commscope.com